                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                     FIRST OF MICHIGAN CAPITAL CORPORATION
                                       AT
                              $15.00 NET PER SHARE
                                       BY
                             FMCC ACQUISITION CORP.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                         FAHNESTOCK VINER HOLDINGS INC.

--------------------------------------------------------------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON WEDNESDAY, JULY 16, 1997, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     THE BOARD OF DIRECTORS OF FIRST OF MICHIGAN CAPITAL CORPORATION HAS UNANIMOUSLY APPROVED THE OFFER, SUBJECT TO RECEIPT OF A FAIRNESS OPINION. THE BOARD OF DIRECTORS OF THE COMPANY HAS INDICATED ITS INTENTION TO ISSUE ITS RECOMMENDATION WITH RESPECT TO THE OFFER UPON RECEIPT OF SUCH FAIRNESS OPINION.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) ANY WAITING PERIOD UNDER THE HSR ACT (AS HEREINAFTER DEFINED) APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER, AND (2) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE 'TENDER OFFER -- CERTAIN CONDITIONS TO THE OFFER.'

     THE OFFER IS PART OF A PLAN OF FAHNESTOCK VINER HOLDINGS INC. AND ITS INDIRECT WHOLLY OWNED SUBSIDIARY, FMCC ACQUISITION CORP., TO ACQUIRE ALL THE SHARES (AS HEREINAFTER DEFINED).

                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile copy thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal or such facsimile and all other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in 'TENDER OFFER -- Procedure for Tendering Shares', or (ii) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, bank, trust company or other nominee must contact such person if he or she desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available and who cannot comply with the procedures for book-entry transfer prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in 'TENDER OFFER -- Procedure for Tendering Shares.'

     Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                            ------------------------

                      The Dealer Manager for the Offer is:

                             FAHNESTOCK & CO. INC.

June 18, 1997

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
INTRODUCTION...............................................................................................     1
TENDER OFFER...............................................................................................     3
     Terms of the Offer....................................................................................     3
     Acceptance for Payment and Payment for Shares.........................................................     3
     Procedure for Tendering Shares........................................................................     4
     Withdrawal Rights.....................................................................................     6
     Certain Federal Income Tax Consequences...............................................................     7
     Price Range of the Shares; Dividends on the Shares....................................................     8
     Certain Effects of the Offer..........................................................................     8
     Certain Information Concerning the Company............................................................     9
     Certain Information Concerning Purchaser, Fahnestock and Holdings.....................................    10
     Source and Amount of Funds............................................................................    12
     Background of the Offer...............................................................................    13
     Purpose of the Offer..................................................................................    14
     Plans for the Company.................................................................................    14
     Certain Agreements....................................................................................    15
     The Merger............................................................................................    19
     Board Representation..................................................................................    20
     Appraisal Rights......................................................................................    20
     Approval by the Board of Directors of the Company.....................................................    22
     Certain Conditions to the Offer.......................................................................    22
     Certain Legal and Regulatory Matters..................................................................    23
     Fees and Expenses.....................................................................................    25
     Miscellaneous.........................................................................................    25

Schedule I     -- Directors and Executive Officers of Holdings
Schedule II    -- Directors and Executive Officers of Fahnestock
Schedule III   -- Directors and Executive Officers of Purchaser

TO THE STOCKHOLDERS OF
FIRST OF MICHIGAN CAPITAL CORPORATION:

                                  INTRODUCTION

     FMCC Acquisition Corp., a Delaware corporation ('Purchaser'), and the indirect wholly owned subsidiary of Fahnestock Viner Holdings Inc., an Ontario corporation ('Holdings'), hereby offers to purchase all outstanding shares of Common Stock, $.10 par value per share ('Common Stock'), of First of Michigan Capital Corporation, a Delaware corporation (the 'Company'), at a purchase price of $15.00 per share, net to the seller in cash, without interest (the 'Offer Price'), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the 'Offer').

     Purchaser is a wholly owned subsidiary of Fahnestock & Co. Inc. ('Fahnestock'), a brokerage firm that is wholly owned by Holdings. Holdings formed Purchaser in connection with the Offer and the transactions contemplated hereby.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, SUBJECT TO RECEIPT OF A FAIRNESS OPINION. THE COMPANY HAS INFORMED PURCHASER THAT THE COMPANY INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE 'COMMISSION') AND TO DISSEMINATE TO ITS STOCKHOLDERS A SCHEDULE 14D-9 SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO SUCH APPROVAL, PROMPTLY UPON RECEIPT OF SUCH FAIRNESS OPINION.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) ANY WAITING PERIOD UNDER THE HSR ACT APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER, AND
(ii) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE 'TENDER OFFER -- CERTAIN CONDITIONS TO THE OFFER.'

     Tendering stockholders will not be obligated to pay brokerage commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser. Purchaser will reimburse Fahnestock, its affiliate, which is acting as Dealer Manager (the 'Dealer Manager'), for all its out-of-pocket expenses in connection with the Offer. Purchaser will pay all fees and expenses of The Bank of New York, which is acting as the Depositary (the 'Depositary'), and of Beacon Hill Partners, Inc., which is acting as Information Agent (the 'Information Agent'), in connection with the Offer. See 'TENDER OFFER -- Fees and Expenses.' The Offer Price will be paid for Shares validly tendered and accepted as described in 'TENDER
OFFER -- Acceptance for Payment and Payment for Shares' hereof as soon as practicable after acceptance by Purchaser.

     The Offer is being made as part of Holdings' plan to acquire all the outstanding shares of Common Stock (the 'Shares'). Pursuant to the Securities Purchase Agreement dated as of June 11, 1997 (the 'Purchase Agreement'), between Purchaser and DST Systems, Inc. ('DST') and 1888 Limited Partnership ('1888') (together with DST, the 'Sellers'), Purchaser agreed to purchase from Sellers an aggregate of 1,418,351 Shares (the 'Sellers Shares') (representing approximately 53% of the outstanding Shares on a fully diluted basis) for a purchase price of $15.00 per share, net to the Sellers in cash (the 'Sellers Shares Purchase Price'), subject to expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the 'HSR Act'), the
receipt of necessary regulatory approvals and certain other conditions, including expiration of the Offer. Pursuant to the Tender Offer Agreement dated as of June 11, 1997, as amended (the 'Tender Offer Agreement'), among Purchaser, the Company and the Sellers, Purchaser agreed to commence the Offer on the terms and subject to the conditions described herein. See 'TENDER OFFER -- Certain Agreements.'

     Under the terms of the Purchase Agreement, the Sellers agreed to place the Sellers Shares, and Purchaser agreed to place $21,275,265 (i.e., the Sellers Shares Purchase Price), in escrow pending the consummation or termination of the purchase of the Sellers Shares. In addition, Sellers agreed to use their respective best efforts to cause certain stockholders who beneficially own approximately 120,000 Shares to tender their Shares pursuant to the Offer. Under the terms of the Tender Offer Agreement,

Purchaser agreed to deposit cash in the amount of $16,724,735 (the 'Tender Offer Deposit') in escrow pending the consummation or termination of the Offer.

     It is the intention of Holdings and Purchaser that Shares not acquired in the Offer or pursuant to the Purchase Agreement will be subsequently acquired in a back-end merger (the 'Merger') for consideration per Share equivalent to the Offer Price. However, Purchaser and the Company have not entered into an agreement that sets forth the specific terms and conditions of the Merger. The approval by the Board of Directors of the Company in the Memorandum of Understanding, dated June 11, 1997 (the 'MOU'), with Purchaser effected the waiver of the applicability of a provision of the Company's certificate of incorporation (the 'Charter') which would require the affirmative vote of 80% of the outstanding Shares to approve a Business Combination with a Related Party (as such terms are defined in the Charter). Accordingly, under the Charter and the General Corporation Law of the State of Delaware (the 'DGCL'), Purchaser will have sufficient voting power to approve the Merger if it consummates the purchase of the Sellers Shares, whether or not it consummates the Offer and whether or not any other stockholders of the Company vote to approve the Merger.

     If Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer and the purchase of the Sellers Shares, the 'short form' merger provisions of the DGCL would permit the Merger to occur without a vote of the stockholders of the Company. If a 'short form' merger is available under the DGCL, Purchaser expects to consummate a 'short form' merger of Purchaser with and into the Company. See 'TENDER OFFER -- Purpose of the Offer.'

     Certain restrictions on business combinations are set forth in Section 203 of the DGCL and Section 780 of the Business Corporations Act of the State of Michigan (the 'MBCA'). In the Tender Offer Agreement, the Company has represented that (i) neither Section 203 of the DGCL nor Section 780 of the MBCA is applicable to the Offer, and (ii) there are no provisions of the DGCL or the MBCA that would prevent the consummation of the transactions contemplated by the Offer. See 'TENDER OFFER -- Certain Legal and Regulatory Matters.'

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                  TENDER OFFER

TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms of any such extension or amendment), Purchaser will accept for payment and purchase at the price set forth above all Shares properly tendered by, and not properly withdrawn prior to, the Expiration Date. The term 'Expiration Date' means 12:00 Midnight, New York City time, on Wednesday, July 16, 1997, unless Purchaser shall, in its sole discretion, have extended the Offer, in which event the term 'Expiration Date' shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire.

     Consummation of the Offer is conditioned upon satisfaction of certain conditions. See 'TENDER OFFER -- Certain Conditions to the Offer.' If any such condition, whether individually or in combination, is not satisfied prior to the Expiration Date, Purchaser reserves the right (but shall not be obligated) to
(i) decline to purchase any of the  Shares tendered and terminate the Offer,  or
(ii) waive any condition and, subject to complying with applicable rules and regulations of the Commission, the New York Stock Exchange, Inc. ('NYSE') or other applicable regulatory authority, purchase all Shares validly tendered.

     The Company has provided to Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date, and not properly withdrawn in accordance with the provisions set forth under 'TENDER OFFER -- Withdrawal Rights' promptly after the Expiration Date. Any determination concerning the satisfaction or waiver of such terms or conditions will be within the sole discretion of Purchaser, and such determination will be final and binding on all tendering stockholders. See 'TENDER OFFER -- Terms of the Offer' and ' -- Certain Conditions to the Offer.'

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or timely Book-Entry Confirmation of a transfer of such Shares as described in 'TENDER OFFER -- Procedure for Tendering Shares'), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     The term 'Agent's Message' means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as hereinafter defined), which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from (or on behalf of) Purchaser and transmitting payment to tendering stockholders. The Tender Offer Deposit has been placed in escrow in accordance with the terms of the Tender Offer Escrow Agreement dated as of June 11, 1997 (the 'Tender Escrow Agreement'), among the Company, the Sellers, The Bank of New York (the 'Escrow Agent') and Purchaser, and will be used to pay (in whole or in part) for Shares properly tendered and not withdrawn.

     If any certificates are submitted for Shares which are not properly tendered pursuant to the terms and conditions of the Offer, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth under 'TENDER OFFER -- Procedure for Tendering Shares', such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility by the participant therein which so delivered such Shares), as soon as practicable after the expiration or termination of the Offer.

     If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and any such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in 'TENDER OFFER -- Withdrawal Rights.'

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to any of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment pursuant to the Offer.

PROCEDURE FOR TENDERING SHARES

     Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (1) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a confirmation of such transfer received by the Depositary), in each case prior to the Expiration Date, or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (each a 'Book-Entry Transfer Facility' and together, the 'Book-Entry Transfer Facilities') for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the
Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer
Facility  as  described   above  is   referred  to  herein   as  a   'Book-Entry
Confirmation.' DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (1) the Letter of Transmittal is signed by the registered holder of Shares (which term, for purposes of this Section, includes any participant in any Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled 'Special Delivery Instructions' or the box entitled 'Special Payment Instructions' on the Letter of Transmittal, or (2) such Shares are tendered for the account of a firm that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association, Inc. (an 'Eligible Institution'). In all other cases, all signatures on the Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available, or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          A.  such tender is made by or through an Eligible Institution;

          B. a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser is received by the Depositary as provided below prior to the Expiration Date; and

          C. the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE OF SHARES TO BE PURCHASED BY PURCHASER, REGARDLESS OF THE EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

     A valid tender of Shares will constitute a binding agreement between the tendering stockholder and Purchaser in accordance with the terms and subject to the conditions set forth in the Offer.

     BACKUP WITHHOLDING. UNLESS AN EXEMPTION APPLIES UNDER THE APPLICABLE LAW AND REGULATIONS CONCERNING 'BACKUP WITHHOLDING' OF FEDERAL INCOME TAX, THE DEPOSITARY WILL BE REQUIRED TO WITHHOLD, AND WILL WITHHOLD, 31% OF THE GROSS PROCEEDS OTHERWISE PAYABLE TO A STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER UNLESS THE STOCKHOLDER OR OTHER PAYEE PROVIDES HIS OR HER TAXPAYER IDENTIFICATION NUMBER (SOCIAL SECURITY NUMBER OR EMPLOYER IDENTIFICATION NUMBER) AND CERTIFIES THAT SUCH NUMBER IS CORRECT. EACH TENDERING STOCKHOLDER (AND, IF APPLICABLE, EACH OTHER PAYEE) SHOULD COMPLETE AND SIGN THE MAIN SIGNATURE FORM AND THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL, SO AS TO PROVIDE THE INFORMATION AND CERTIFICATION NECESSARY TO AVOID BACKUP WITHHOLDING, (UNLESS AN APPLICABLE EXEMPTION EXISTS AND IS PROVED IN A MANNER SATISFACTORY TO PURCHASER AND THE DEPOSITARY).

     Appointment. By executing the Letter of Transmittal, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after June 18, 1997. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to any annual, special or adjourned meeting of the Company's stockholders, or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders then scheduled.

     Determination of Validity. All questions as to the form of all documents and the validity, eligibility (including time of receipt) and acceptance of tendered Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any particular Shares either not in appropriate form or the acceptance of which would, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Shares whether or not similar defects or irregularities are waived in the case of other Shares. Purchaser's interpretation of the terms and conditions of the Offer will be final (including the Letter of Transmittal and the instructions thereto). No tender of Shares will be deemed to have been properly made until all defects and irregularities with respect to Shares so tendered have been cured or waived. Purchaser shall not be under any duty to give notice of any defects or irregularities of tenders and shall not incur any liability for failure to give any such notification.

WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time on or after August 18, 1997.

     To be effective, a written, telegraphic, telex, or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to

Purchase. Any notice of withdrawal must specify the name of the person having deposited Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which such Shares are registered, if different from that of the tendering stockholder. If the certificates have been delivered or otherwise identified to the Depositary, then prior to the release of such certificates, the tendering stockholder also must submit the serial numbers shown on the particular certificates and, unless such Shares have been tendered by an Eligible Institution, the signature on such stockholder's notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth under 'TENDER OFFER -- Procedure for Tendering Shares', any notice of withdrawal also must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding.

     Any Shares withdrawn will thereafter be deemed not properly tendered for purposes of the Offer, unless and until such withdrawn Shares are re-tendered prior to the Expiration Date by following one of the procedures described under 'TENDER OFFER -- Procedure for Tendering Shares.'

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO HOLDERS WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER OR WHOSE SHARES ARE CONVERTED INTO THE RIGHT TO RECEIVE CASH IN THE MERGER (INCLUDING PURSUANT TO APPRAISAL RIGHTS). THE DISCUSSION APPLIES ONLY TO HOLDERS OF SHARES IN WHOSE HANDS SHARES ARE CAPITAL ASSETS, AND MAY NOT APPLY TO SHARES RECEIVED UPON CONVERSION OF SECURITIES OR EXERCISE OF WARRANTS OR OTHER RIGHTS TO ACQUIRE SHARES OR PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, OR TO HOLDERS OF SHARES WHO ARE IN SPECIAL TAX SITUATIONS (SUCH AS INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS OR NON-U.S. PERSONS).

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

     Sales of Shares by stockholders of the Company pursuant to the Offer and the conversion of Shares into the right to receive cash in the Merger (including pursuant to the exercise of appraisal rights) will be taxable transactions for federal income tax purposes and also may be taxable transactions under applicable state, local and other tax laws.

     In general, for federal income tax purposes, a stockholder who sells his Shares pursuant to the Offer or receives cash in the Merger will recognize gain or loss equal to the difference between the cash received and his tax adjusted basis for such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Provided that Shares sold were held by the stockholder as capital assets, such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income). Any such capital gain or loss will be long-term if, as of the date of sale (or, if applicable, the date of the Merger), such Shares were held for more than one year.

     In the case of an individual, net long-term capital gain may be subject to a reduced rate of tax and net capital losses may be subject to limits on deductibility.

     Payments in connection with the Offer or the Merger may be subject to 'backup withholding' as discussed in 'TENDER OFFER -- Procedure for Tendering Shares.'

PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     According to the Company's Annual Report on Form 10-K for the fiscal year ended September 27, 1996 (the 'Company Form 10-K') and information supplied to Purchaser by the Company, the Shares have traded on the Chicago Stock Exchange ('CSE') under the trading symbol 'FMG' since September 19, 1974. The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share as reported in publicly available resources.

                                                                                          SALE PRICE
                                                                                       ----------------
                                                                                        HIGH      LOW
                                                                                       ------    ------
1995
     First Calendar Quarter.........................................................   $12.50    $10.50
     Second Calendar Quarter........................................................    11.13      9.25
     Third Calendar Quarter.........................................................    10.13      8.88
     Fourth Calendar Quarter........................................................     9.50      7.88
1996
     First Calendar Quarter.........................................................   $ 8.75    $ 7.88
     Second Calendar Quarter........................................................     8.25      7.13
     Third Calendar Quarter.........................................................     8.00      7.50
     Fourth Calendar Quarter........................................................     9.75      7.63
1997
     First Calendar Quarter.........................................................   $ 9.00    $ 7.75
     Second Calendar Quarter (through June 11)......................................    10.06      8.00

     On June 11, 1997, the last full day of trading prior to the public announcement of the execution of the Purchase Agreement and the Tender Offer Agreement, the closing sale price per Share as reported on the CSE was $8.75. On June 17, 1997, the last full day of trading before the commencement of the Offer, the closing sales price per Share as reported on the CSE was $14.25. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     Cash dividends were last paid during fiscal 1995. No cash dividend was paid in fiscal 1996 or in fiscal 1997 (through June 17, 1997). The Tender Offer Agreement prohibits the Company from declaring or paying any dividend or distribution.

CERTAIN EFFECTS OF THE OFFER

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Exchange Listing. Depending upon the number of Shares purchased in the Offer, the Shares may no longer meet the requirements of the CSE for continued listing. According to the CSE's published guidelines, the CSE would consider delisting the Shares if, among other things, (i) the number of public beneficial owners, i.e., owners who are not officers, directors, members of their immediate families, or owners of 5% or more of the outstanding Shares ('CSE Excluded Owners'), should fall below 400 and the number of public beneficial owners of at least 100 Shares is less than 300; (ii) the number of publicly held Shares, i.e., Shares held by persons other than CSE Excluded Owners, should fall below 200,000 (or below 100,000 if there are then 500 or more public beneficial owners of Shares); or (iii) the aggregate market value of publicly held Shares should fall below $1,000,000 and there are then less than 500 public beneficial owners of Shares. According to the Company Form 10-K, as of December 11, 1996, there were 598 holders of record of Shares and 2,672,477 Shares outstanding.

     If the CSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange, by the Nasdaq Stock Market, Inc. or other sources. The extent of the public market for the Shares and availability of such quotations would depend, however, upon such factors as the number of holders, the aggregate market value of the publicly held Shares at such time, the interest remaining in the market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Securities Exchange Act of 1934, as amended (the 'Exchange Act') and other factors.

     Exchange  Act Registration. The  Shares are currently  registered under the
Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to 'going private' transactions. Furthermore, the ability of 'affiliates' of the Company and persons holding 'restricted securities' of the Company to dispose of such securities pursuant to Rule 144 or 144A under the Securities Act may be impaired or eliminated.

     Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares are currently 'margin securities' under the regulations of the Board of Governors of the Federal Reserve System (the 'Federal Reserve Board'), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending on factors similar to those described above regarding listing and market quotations, it is possible that following the Offer the Shares would no longer constitute 'margin securities' for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

CERTAIN INFORMATION CONCERNING THE COMPANY

     General. The historical information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of Holdings, Purchaser and Fahnestock assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information to Holdings or Purchaser.

     The Company is a Delaware corporation with its principal executive offices at 100 Renaissance Center, 26th Floor, Detroit, Michigan 48243. According to the Company Form 10-K, the Company's principal subsidiary is First of Michigan Corporation ('FOM'), founded in 1933. FOM is a securities broker-dealer and investment banker, and engages in brokerage of listed securities. Securities dealt include equity and debt securities of industrial and financial companies and institutions, mutual funds, and securities of states, municipalities and other governmental entities, including hospital, industrial development and pollution control bonds. FOM is a member of the NYSE, other stock and option exchanges, and the National Asssociation of Securities Dealers, Inc.

     FOM is registered as a broker-dealer in all 50 states, except Nebraska. It maintains offices in 34 locations in two states, 33 of which offices are in Michigan. At September 27, 1996, FOM maintained current accounts for approximately 175,000 customers (such 'customers' being defined as persons for whom at least one transaction had been effected or for whom securities or money were being held during the previous 24 months). Also, as of September 26, 1996, money or securities were being held, or a transaction had been effected since August 30, 1996, for approximately 84,000 customers.

     Available Information. The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information.

     Certain Selected Financial Data. Set forth below is a summary of certain selected historical consolidated financial data with respect to the Company and its subsidiaries excerpted or derived from the financial information included in the Company Form 10-K, and certain of the Company's Quarterly Reports on Form 10-Q filed with the Commission. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and such other documents, including the financial statements and related notes contained therein. The reports and other documents filed with the Commission should be available for inspection and copies thereof should be obtainable in the manner set forth below under 'Available Information' above.

                     FIRST OF MICHIGAN CAPITAL CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA

                                        SIX MONTHS ENDED                         FISCAL YEAR ENDED
                                  ----------------------------    -----------------------------------------------
                                   MARCH 27,       MARCH 29,      SEPTEMBER 27,    SEPTEMBER 29,    SEPTEMBER 30,
                                      1997            1996            1996             1995             1994
                                  ------------    ------------    -------------    -------------    -------------
Revenue........................   $ 35,733,802    $ 35,471,727    $  71,707,443    $  62,864,914    $  61,196,518
Net income.....................      1,586,033          32,280        1,763,716          108,067        1,042,893
Net income per common and
  common equivalent share......           $.61            $.01             $.66             $.04             $.35
Cash dividends per common
  share........................            .00             .00              .00              .18              .16
Average number of common and
  common equivalent shares
  outstanding..................      2,600,174       2,708,427        2,672,477        2,855,460        2,952,969
Total assets (at end of
  period)......................   $106,286,512    $111,403,029    $ 101,553,351    $ 110,457,474    $ 103,767,953
Stockholders' equity per common
  share (at end of period).....         $12.13          $10.79           $11.34           $10.59           $10.80

CERTAIN INFORMATION CONCERNING PURCHASER, FAHNESTOCK AND HOLDINGS

     General. Holdings is a publicly traded Canadian company, incorporated in Ontario on November 16, 1933. Class A non-voting shares of Holdings are listed on the NYSE and The Toronto Stock Exchange and are held of record by approximately 400 persons. As of December 31, 1996, 12,265,760 Class A non-voting shares and 99,680 Class B voting shares of Holdings were issued and outstanding. The principal businesses of Holdings and it subsidiaries and associated companies are securities brokerage and trading, and investment advisory and related financial services. On December 31, 1996, Holdings and its subsidiaries and associated companies employed 567 full-time registered representatives and 384 employees in trading, research, investment banking, investment advisory services, public finance and support positions in 47 offices in the United States and in two associated offices in Venezuela and Argentina. Client assets entrusted to subsidiaries of Holdings as of December 31, 1996 totalled approximately $9 billion. The principal executive offices of Holdings are located at P.O. Box 2015, Suite 1110, 20 Eglinton Avenue West, Toronto, Ontario, Canada M4R 1K8.

     Purchaser, a Delaware corporation, was incorporated on June 10, 1997, for the purpose of acquiring the Company and to date has engaged in no activities other than those incident to its formation, the execution of the Purchase Agreement, the Tender Offer Agreement and other related agreements, and the commencement of the Offer. The principal executive offices of Purchaser are located at 110 Wall Street, 9th Floor, New York, New York 10005. All the outstanding stock of Purchaser is owned by Fahnestock.

     Fahnestock, a New York corporation, was incorporated on December 23, 1954. The principal executive offices of Fahnestock are located at 110 Wall Street, 9th Floor, New York, New York 10005. Fahnestock is engaged in the securities brokerage business. All the outstanding stock of Fahnestock is owned by Holdings.

     Albert G. Lowenthal, the indirect owner of 50.2% of the outstanding Class B voting shares, which is the only class of voting stock of Holdings, is Chairman of the Board and the Chief Executive Officer of each of Holdings, Fahnestock and Purchaser.

     The name, business address, present principal occupation or employment and citizenship of each of the directors and executive officers of Holdings, Fahnestock and Purchaser are set forth in Schedules I, II and III, respectively.

     None of Holdings, Fahnestock, Purchaser or, to the best knowledge of Purchaser, any of the persons listed in Schedules I, II and III, or any associate or majority-owned subsidiary of Holdings, Fahnestock, Purchaser or any of the persons so listed, beneficially owns any equity security of the Company, and none of Holdings, Fahnestock, Purchaser or, to the best knowledge of Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as otherwise stated in this Offer to Purchase, (i) there have not been any contacts, transactions or negotiations between Holdings, Fahnestock, Purchaser, any of their respective subsidiaries or, to the best knowledge of Purchaser, any of the persons listed in Schedules I, II or III, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission, (ii) there are no present or proposed material contracts, arrangements, understandings or relationships between Holdings, Fahnestock, Purchaser, their respective controlling persons or subsidiaries or, to the best knowledge of Purchaser, any of the persons listed in Schedule I, II or III, on the one hand, and the Company or any of its controlling persons, subsidiaries, executive officers or directors, on the other hand, and (iii) none of Holdings, Fahnestock, Purchaser, or, to the best knowledge of Purchaser, any of the persons listed in Schedule I, II or III has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

     Available Information. Holdings is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Holdings' directors and officers, their remuneration, options granted to them, the principal holders of Holdings' securities and any material interests of such persons in transactions with Holdings is required to be disclosed in the Annual Report on Form 10-K filed by Holdings with the Commission. Such reports and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the
World Wide Web at http://www.sec.gov that contains reports and other information. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005.

     Certain Selected Financial Data. Set forth below is a summary of certain selected historical consolidated financial data with respect to Holdings and its subsidiaries excerpted or derived from the financial information included in Holdings' Annual Report on Form 10-K for the year ended December 31, 1996, and certain of Holdings' Quarterly Reports on Form 10-Q filed with the Commission. More comprehensive financial information is included in such reports and other documents filed by Holdings with the Commission. The following summary is qualified in its entirety by reference to such reports and such other documents, including the financial statements and related notes contained therein. The reports and other documents filed with the Commission should be available for inspection and copies thereof should be obtainable in the manner set forth under 'Available Information' above.

                         FAHNESTOCK VINER HOLDINGS INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA

                                              THREE MONTHS ENDED
                                                  MARCH 31,                   YEAR ENDED DECEMBER 31,
                                            ----------------------      ------------------------------------
                                              1997          1996          1996          1995          1994
                                            --------      --------      --------      --------      --------
                                                    (U.S. DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)
Revenue..................................   $ 50,488      $ 55,750      $213,988      $184,433      $157,253
Profit before extraordinary item.........   $  7,069      $  7,891      $ 30,279      $ 20,899      $ 11,780
Net profit...............................   $  7,069      $  7,891      $ 30,279      $ 20,899      $ 11,780
Profit before extraordinary item per
  share *................................   $   0.55      $   0.63      $   2.42      $   1.70      $   0.96
Net profit per share *
      -- basic...........................   $   0.55      $   0.63      $   2.42      $   1.70      $   0.96
      -- fully diluted...................   $   0.53      $   0.61      $   2.30      $   1.64      $   0.93
Total assets (at end of period)..........   $535,924      $550,671      $519,916      $623,466      $510,636
Total current liabilities (at end of
  period)................................   $392,688      $436,513      $384,048      $516,031      $421,818
Subordinated indebtedness, including
  current portion (at end of period).....   $     30      $     30      $     30      $     30      $     30
Cash dividends per Class A Share and
  Class B Share..........................   $   0.06      $   0.20      $   0.35      $   0.15      $   0.15
Shareholders' equity (at end of
  period)................................   $143,206      $114,128      $135,877      $107,405      $ 88,788
Book value per share *...................   $  11.52      $   9.32      $  10.99      $   8.92      $   7.34
Number of shares of capital stock
  outstanding............................   12,435,440    12,244,215    12,365,440    12,040,090    12,094,680

------------

* The Class A Shares and Class B Shares are combined because they are of equal rank for purposes of dividends and in the event of a distribution of assets upon liquidation, dissolution or winding up.

SOURCE AND AMOUNT OF FUNDS

     The Company has informed Purchaser that, as of May 14, 1997, there were 2,497,764 Shares and options to purchase 177,490 Shares outstanding. If all the Shares outstanding at such date are purchased pursuant to the Offer and the Purchase Agreement (assuming no exercise of any of such options), the maximum aggregate amount required by Purchaser to purchase such Shares and to pay related fees and expenses is estimated to be approximately $38,000,000. The funds for such purpose have been obtained by Purchaser from a capital contribution to Purchaser from Fahnestock in such amount. Funds in the amount of $21,275,265 for the purchase of the Sellers Shares have been deposited into escrow with The Bank of New York, as Escrow Agent, together with the Sellers Shares pursuant to the Purchase Agreement and the Sellers Escrow Agreement. Such funds and the Sellers Shares will be released by the Escrow Agent at the closing under the Purchase Agreement. See 'TENDER OFFER -- Certain Agreements.' The Tender Offer Deposit is sufficient for the purchase of all Shares outstanding as of May 14, 1997 (other than the Sellers Shares) and has been deposited into escrow with The Bank of New York, as Escrow Agent, pursuant to the Tender Offer Agreement and the Tender Escrow Agreement. The Tender Offer Deposit will be released by the Escrow Agent in connection with the expiration of the Offer. See 'TENDER OFFER -- Certain Agreements.'

     Fahnestock obtained the amount necessary to capitalize Purchaser from its general corporate funds.

     Typically, Fahnestock will utilize excess corporate funds to finance client debit balances. (The purchase of client securities on margin requires the advance of part of the purchase price by Fahnestock or commercial banks. The amount borrowed for this purpose is called a 'client debit balance'.) Fahnestock has bank lines that are available through commercial banks in the ordinary course of business for financing client debit balances. Client debit balances are financed through commercial bank lines utilizing clients' securities as collateral.

BACKGROUND OF THE OFFER

     In the past, Holdings has sought opportunities to expand its broker-dealer business by acquiring regional securities firms. Among others, Holdings has considered the Company as a possible acquisition candidate.

     In August 1995, Albert G. Lowenthal, the Chairman of Holdings ('Lowenthal'), spoke with representatives of the Company to propose the acquisition of the Company by Holdings as an alternative to an attempted recapitalization of the Company that would have resulted in the repurchase by the Company of its publicly held Shares. Management of the Company rejected Holdings' overtures. However, the attempted recapitalization was abandoned.

     Subsequently, the Company's two controlling stockholders, DST and 1888, increased their respective ownership interests in the Company so that in aggregate they controlled in excess of 50% of the outstanding Shares. In recent years, the Company experienced some turnover in senior management.

     In May 1997, Lowenthal met with Edward Soule ('Soule'), Chairman of the Company, at the suggestion of Gerard Lavin ('Lavin'), a director of the Company with whom Lowenthal had maintained casual contact since the initial discussions had broken down about a possible business combination in 1995. At the meeting, Soule advised Lowenthal that the Company was disinterested in a business combination with Holdings and that the Board of Directors of the Company was determined to keep the Company independent.

     However, a vacancy occurred unexpectedly in the Presidency of the Company in early June 1997. This development caused the Board of Directors of the Company to reconsider its intentions. Soule contacted Lowenthal on Wednesday, June 4, 1997, and they agreed to meet in St. Louis on Friday, June 6, 1997. Soule advised Lowenthal that DST and 1888, as well as the Board of Directors of the Company, were prepared to entertain a transaction, provided that it was for adequate consideration and that it occur quickly, in order to resolve the considerable uncertainty in the Company.

     At the meeting with Soule on June 6, 1997, price discussions reached $15 per Share, which represented a substantial premium over the then current market value of the Shares. Soule agreed to discuss this with the controlling stockholders and both companies agreed to convene their respective Boards of Directors on Sunday, June 8, 1997 to consider the acquisition transaction.

     The acquisition transaction was authorized by the Board of Directors of Holdings and accepted by the Board of Directors of the Company, subject to the preparation of definitive agreements between the Sellers and Purchaser and between the Company and Purchaser. The Board of Directors of the Company also reserved their recommendation to the Company's stockholders in respect of the acquisition transaction to the receipt of a 'fairness opinion' from a financial advisor.

     The Board of Directors of Holdings authorized Lowenthal to proceed with the negotiation of the terms of definitive agreements with the Sellers and the Company for the purchase of the Sellers Shares and the purchase of Shares pursuant to the Offer. Counsel for Holdings thereupon prepared drafts of the Tender Offer Agreement and the Purchase Agreement, as well as the Tender Escrow Agreement and the Sellers Escrow Agreement. These drafts, together with the MOU, were negotiated by the parties and their respective counsel on Tuesday and Wednesday, June 10 and 11, 1997, and late on Wednesday, June 11, 1997, the agreements were finalized. The respective Boards of Directors of the Company and Holdings were convened to consider the acquisition transaction and to approve the agreements. The agreements were thereupon executed and delivered by the parties. On Thursday, June 12, 1997, the Company and Holdings publicly announced the execution and delivery of the acquisition agreements and that the Company's Board of Directors had approved the Offer, subject to receipt of a fairness opinion from its financial advisor.

PURPOSE OF THE OFFER

     The purpose of the Offer, together with the purchase of the Sellers Shares, is to enable Purchaser to acquire control of the Company. Pursuant to the Purchase Agreement, Purchaser will acquire Sellers Shares representing approximately 53% of the outstanding Shares on a fully diluted basis, subject to expiration or early termination of the waiting period under HSR Act, receipt of necessary regulatory approvals and certain other conditions, including expiration of the Offer. See 'TENDER OFFER -- Certain Agreements -- The Purchase Agreement.'

     In connection with the purchase of the Sellers Shares, Sellers desired to ensure that all stockholders of the Company received consideration equivalent to the consideration to be paid to Sellers for the Sellers Shares and determined that the Offer was the most appropriate means to that end.

     Holdings determined that the purchase of the Sellers Shares pursuant to the Purchase Agreement and a cash tender offer for a price equivalent to the Sellers Shares Purchase Price, representing a substantial premium to the market price for the Shares, would likely result in the acquisition by Purchaser of substantially all the Shares on a basis more efficient in terms of time and transactional costs than would be required to effect an acquisition through a one-step merger with the Company, particularly if Purchaser acquires Shares in the Offer that together with the Sellers Shares total more than 90% of the outstanding Shares. Such an acquisition would permit Purchaser to consummate the Merger without convening a meeting of the stockholders of the Company. See 'TENDER OFFER -- The Merger.'

     The intention of Holdings and Purchaser to purchase Sellers Shares and thereafter to effect the Merger is not conditioned upon any minimum number of Shares being validly tendered and accepted in the Offer.

PLANS FOR THE COMPANY

     If and to the extent that Purchaser acquires control of the Company, Holdings intends to conduct a detailed review of the Company and its business.

     It is anticipated that Lowenthal will be appointed Chief Executive Officer of the Company following expiration of the Offer and consummation of the purchase of Sellers Shares.

     Following the consummation of the Offer or the Merger, Purchaser currently intends, to the extent possible, to seek to have the Common Stock delisted from the CSE and to terminate the registration of the Common Stock under the Exchange Act. Delisting of the Common Stock may occur, in any event, at the instigation of the CSE following the consummation of the Offer due to the reduced number of Shares or holders thereof then outstanding.

     If the Common Stock ceases to be registered under the Exchange Act, the Company, among other things, would no longer be required to comply with the Exchange Act's proxy or reporting rules. See 'TENDER OFFER -- Certain Effects of the Offer.'

     Except as noted in this Offer to Purchase, Purchaser and Holdings have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of the assets, involving the Company or any subsidiary of the Company, or any material changes in the Company's capitalization, dividend policy, corporate structure, business, composition of its management or Board of Directors or policies.

CERTAIN AGREEMENTS

     THE PURCHASE AGREEMENT

     The following is a summary of the material terms of the Purchase Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Tender Offer Statement filed on Schedule 14D-1 pursuant to the Exchange Act (the 'Schedule 14D-1'). Capitalized terms used herein not otherwise defined in this Offer to Purchase shall have the same meanings as ascribed to them in the Purchase Agreement. The Purchase Agreement may be examined, and copies thereof may be obtained, as set forth under 'TENDER OFFER -- Certain Information Concerning the Company.'

     Purchase of Sellers Shares. Under the terms of the Purchase Agreement, Purchaser agreed to purchase the Sellers Shares from the Sellers (representing approximately 53% of the outstanding Shares on a fully diluted basis) for a purchase price of $15.00 per share, net to the Sellers in cash.

     Conditions. The obligations of Sellers to sell and Purchaser to purchase the Sellers Shares are subject to the fulfillment of certain conditions relating to (i) expiration or termination of the waiting period under the HSR Act and compliance with the requirements of the Exchange Act, (ii) receipt of all material regulatory approvals required in connection with the execution, delivery and performance of the Purchase Agreement, (iii) performance in all material respects by Sellers and Purchaser of their respective obligations under the Purchase Agreement and the accuracy in all material respects of the respective representations and warranties of Sellers and Purchaser in the Purchase Agreement, (iv) the absence of any order or injunction prohibiting the consummation of the transactions contemplated by the Purchase Agreement, and (v) the absence of any pending action, suit or proceeding involving the parties to the Purchase Agreement or the Company that would or reasonably would be expected to prevent or materially delay the consummation of the transactions contemplated by the Purchase Agreement or result in material damages in connection therewith. The obligations of Sellers are subject to the additional condition that Purchaser shall have commenced the Offer. The obligation of Purchaser is subject to the additional condition that the entire Board of Directors of the Company shall be composed of designees of Purchaser at the Closing Time, provided, however, that Purchaser shall have used its best efforts to make such designations prior to the Closing Time.

     Representations and Warranties. The Purchase Agreement contains various representations and warranties of the parties thereto. These include representations and warranties made by Sellers with respect to (i) the due organization, existence and good standing of Sellers, (ii) the requisite power and authority of Sellers to execute and deliver the Purchase Agreement, the Tender Offer Agreement and certain ancillary agreements executed in connection therewith and the consummation of the transactions contemplated thereby and the validity and enforceability thereof, (iii) the absence of any violation or resulting breach of any operative document of Sellers, or any license, authorization, agreement, instrument, commitment or obligation of Sellers or need to obtain any consent, approval authorization or make a filing or registration, other than under the HSR Act, the Exchange Act and certain regulatory filings under applicable securities laws in connection with the execution, delivery and performance of the Purchase Agreement by Sellers, (iv) the absence of any agreements or commitments to pay fees to any brokers in connection with the transactions contemplated thereby, (v) ownership of the Sellers Shares, and (vi) capitalization of the Company.

     Purchaser also has made  certain representations and warranties,  including
(i) the due organization, existence and good standing of Purchaser, (ii) the requisite power and authority of Purchaser to execute and deliver the Purchase Agreement, the Tender Offer Agreement and certain ancillary agreements executed in connection therewith and the consummation of the transactions contemplated thereby and the validity and enforceability thereof, (iii) the absence of any violation or resulting breach of any operative document of Purchaser, or any license, authorization, agreement, instrument, commitment or obligation of Purchaser or need to obtain any consent, approval authorization or make a filing or registration, other than under the HSR Act, the Exchange Act and certain regulatory filings under applicable securities laws in connection with the execution, delivery and performance of the Purchase Agreement by Purchaser, (iv) the absence of any agreements or commitments to pay fees to any brokers in connection with the transactions contemplated thereby, (v) availability of funds sufficient to purchase the Sellers Shares, (vi) accredited investor status, investment intent and agreement not to transfer without registration the Sellers Shares unless pursuant to an available exemption, and (vii) the direct or indirect ownership of Purchaser by Holdings.

     Covenants. Sellers have made certain covenants, including covenants: (i) not to sell or cause a Lien to be created against the Sellers Shares, (ii) to assign any non-cash distributions to Purchaser and not to solicit any person to acquire the Sellers Shares or engage in any business combination or similar transaction with the Company, (iii) to vote the Sellers Shares (A) in favor of any business combination or similar transaction proposed by Purchaser, (B) against any business combination or similar transaction proposed by any other person, and (C) subject to regulatory approvals, in favor of any individuals proposed by Purchaser for election to the Board of Directors of the Company and against anyone else, (iv) to make their respective filings and required submissions under the HSR Act and the Exchange Act, (v) to assign any rights that Sellers may have to cause the Company to register or qualify any of the Sellers Shares under the Securities Act, or any state law and to deliver to Purchaser any agreements between such Seller and the Company, and (vi) to use their respective best efforts to cause certain related parties to tender approximately 120,000 Shares pursuant to the Offer.

     In addition, Sellers and Purchaser have made certain covenants, including covenants: (i) to cooperate with respect to any necessary regulatory filings and otherwise in connection with the Purchase Agreement and the consummation of the transactions contemplated thereby and to use their respective reasonable efforts to cause each of the conditions precedent to the consummation of the transactions contemplated by the Purchase Agreement to be met as promptly as practicable, (ii) to consult with each other with respect to the text of any press release with respect to the transactions contemplated by the Purchase Agreement, subject to the requirements of law, and (iii) to perform their respective obligations under the Tender Offer Agreement.

     Termination. The Purchase Agreement may be terminated and the purchase and the sale of the Sellers Shares may be abandoned at any time prior to the Closing Time by the mutual consent of the Sellers and Purchaser or if the Closing Time shall not have occurred by October 11, 1997 or if a tribunal having jurisdiction shall have issued a final non-appealable order, judgment or decree permanently restraining, enjoining or restricting the transactions contemplated by the Purchase Agreement.

     Costs. All reasonable out-of-pocket costs and expenses incurred in connection with the transactions contemplated by the Purchase Agreement, other than the legal fees and expenses of any legal counsel retained by any Seller, will be borne by Purchaser. Sellers have agreed to reimburse the Company for all legal fees payable to Sonnenschein Nath & Rosenthal for legal services rendered in connection with the Purchase Agreement and the transactions contemplated thereby (including the Tender Offer Agreement), to the extent such legal fees exceed $25,000.

     Escrow Agreement. Sellers have deposited the Sellers Shares and Purchaser has deposited $21,275,265 into escrow pursuant to a 'Sellers' Escrow Agreement dated as of June 11, 1997 (the 'Sellers Escrow Agreement'), among Sellers, Purchaser and the Escrow Agent. See 'TENDER OFFER -- Certain Agreements -- Sellers Escrow Agreement.'

     THE TENDER OFFER AGREEMENT

     The following is a summary of the material terms of the Tender Offer Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. Capitalized terms used herein not otherwise defined in this Offer to Purchase shall have the same meanings as ascribed to them in the Tender Offer Agreement. The Tender Offer Agreement may be examined, and copies thereof may be obtained, as set forth under 'TENDER OFFER -- Certain Information Concerning the Company.'

     Actions by Purchaser. Purchaser agreed to file the Schedule 14D-1 with the Commission, containing the Offer to Purchase and a related Letter of Transmittal and any other ancillary documents pursuant to which the Offer is being made (the 'Offer Documents') as promptly as possible following the execution of the Tender Offer Agreement. Purchaser also agreed to comply with the requirements of the Exchange Act and to disseminate to holders of the Shares such of the Offer Documents required by applicable federal securities laws. Purchaser agreed to afford the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents.

     Actions  by  the  Company.  The  Company  approved  and  consented  to  the transactions contemplated by the Purchase Agreement and represented and warranted that the Board of Directors has duly adopted resolutions approving the Tender Offer Agreement and the Offer, subject to receipt of a written opinion from its financial advisor that the per share Offer Price is fair from a financial point of view (the 'Fairness Opinion'), and has taken all action required under or pursuant to the Charter so as to make the provisions of Article Tenth of the Charter to any Business Combination (as defined in the Charter) involving Purchaser and its affiliates. Duff & Phelps, LLC has been engaged by the Company to issue the Fairness Opinion.

     The Company agreed to file with the Commission and disseminate copies to its stockholders a Solicitation/Recommendation Statement on Schedule 14D-9 (the 'Schedule 14D-9') with respect to the Offer. In addition, the Company will file with the Commission any necessary amendments to the Schedule 14D-9. The Company undertook to afford Purchaser and its counsel a reasonable opportunity to review and comment on the Schedule 14D-9.

     The Company agreed to cause its transfer agent to furnish Purchaser with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons who became record holders subsequently and to provide such other assistance as Purchaser shall reasonably request in communicating the Offer to the stockholders of the Company.

     Representations and Warranties. The Tender Offer Agreement contains various representations and warranties of the parties thereto. These include representations and warranties made by the Company with respect to (i) the due organization, existence and good standing of the Company, (ii) the requisite power and authority of the Company to execute and deliver the Tender Offer Agreement, certain ancillary agreements executed in connection therewith and the consummation of the transactions contemplated thereby and the validity and enforceability thereof, (iii) the absence of any violation or resulting breach of any operative document of the Company, or any license, authorization, agreement, instrument, commitment or obligation of the Company or need to obtain any consent, approval authorization or make a filing or registration, other than under the HSR Act, the Exchange Act and certain regulatory filings under applicable securities laws in connection with the execution, delivery and performance of the Tender Offer Agreement by the Company, (iv) the absence of agreements or commitments to pay fees to any brokers in connection with the transactions contemplated thereby, (v) capitalization of the Company, (vi) the truth and completeness of documents filed with the Commission, (vii) the inapplicability of the MBCA to the Offer and related transactions, and (viii) the accuracy of the Schedule 14D-9 and statements provided by them for inclusion in other Offer Documents filed with the Commission.

     Purchaser  has also made certain  representations and warranties, including
(i) the due organization, existence and good standing of Purchaser, (ii) the requisite power and authority of Purchaser to execute and deliver the Purchase Agreement, the Tender Offer Agreement and certain ancillary agreements executed in connection therewith and the consummation of the transactions contemplated thereby and the validity and enforceability thereof, (iii) the absence of any violation or resulting breach of any operative document of Purchaser, or any license, authorization, agreement, instrument, commitment or obligation of Purchaser or need to obtain any consent, approval authorization or make a filing or registration, other than under the HSR Act, the Exchange Act and certain regulatory filings under applicable securities laws in connection with the execution, delivery and performance of the Tender Offer Agreement by Purchaser,
(iv) the absence of agreements or commitments to pay fees to any brokers in connection with the transactions contemplated thereby, (v) the accuracy of the Offer Documents filed with the Commission and statements supplied by it for inclusion in the Schedule 14D-9, and (vi) the deposit into escrow of $16,724,735.

     Sellers also made certain representations with respect to the accuracy of certain statements supplied by them for inclusion in the Offer Documents and the
Schedule 14D-9.

     Covenants. The Company has made certain covenants in the Tender Offer Agreement, including covenants: (i) to take such actions as needed to effect Sellers' and Buyer's filings and submissions under the HSR Act and the Exchange Act, (ii) not to solicit, directly or indirectly, or initiate or encourage any discussion or negotiations with or provide information to or afford access to the properties, books or records of the Company or otherwise facilitate an Alternative Proposal (as hereinafter defined), (iii) not to (A) declare, set aside or pay any dividends on, or make any distributions with respect to its capital stock or (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or substitution for its capital stock or (C) purchase, redeem, retire or otherwise acquire any Shares, (iv) not to issue, sell, deliver, pledge or otherwise encumber any shares of its capital stock, and (v) to maintain in effect for two years from the date of acceptance for payment of the Shares pursuant to the Offer, directors' and officers' liability insurance coverage, subject to certain limitations regarding cost and availability. 'Alternative Proposal' means any tender offer, merger, consolidation, business combination, liquidation, reorganization, sale of significant assets, sale of shares of capital stock or similar transactions involving the Company or any part thereof.

     The Company and the Sellers also agreed to execute and deliver such other agreements, instruments and other documents and to file such other schedules and reports and other documents and to take such other actions as Purchaser may reasonably request in order to effect the intent and purposes of the Tender Offer Agreement. Purchaser agreed to enter into the Tender Offer Escrow Agreement and pursuant thereto deposit $16,724,735.

     Without the prior written consent of the Board of Directors of the Company, Purchaser agreed not to (i) reduce the number of shares of Common Stock subject to the Offer, (ii) reduce the price per share of Common Stock to be paid pursuant to the Offer, (iii) change the form of consideration payable in the Offer, (iv) amend or modify any term or condition of the Offer in any manner materially adverse to the holders of Common Stock, or (v) impose additional conditions to the Offer, other than such conditions required by applicable law. Notwithstanding anything in the Tender Offer Agreement to the contrary, Purchaser may, in its sole discretion without the consent of the Company, extend the Offer at any time and from time to time (A) if at the then scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to accept for payment and pay for shares of Common Stock shall not have been satisfied or waived, (B) for any period required by any rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer, and (C) for any period required by applicable law, rule, regulation, administrative or judicial determination or order. So long as the Tender Offer Agreement is in effect and the conditions to the Offer have not been satisfied or waived, at the request of the Company, Purchaser has agreed to extend the Offer for an aggregate period of not more than five business days (for all such extensions) beyond the originally scheduled expiration date of the Offer. Such period of five business days shall include any contemplated grace period that extends beyond the otherwise scheduled Expiration Date of the Offer.

     Termination. The Tender Offer Agreement may be terminated and the purchase and the Offer may be abandoned at any time prior to acceptance of the Shares by the mutual consent of the Company and Purchaser or if the conditions to the Offer shall have not been satisfied by October 11, 1997 or if a tribunal having jurisdiction shall have issued a final non-appealable order, judgment or decree permanently restraining, enjoining or restricting the transactions contemplated by the Offer.

     Conditions. The conditions to the Tender Offer Agreement are the conditions to the Offer described under 'TENDER OFFER -- Certain Conditions to the Offer.'

     SELLERS ESCROW AGREEMENT

     The following is a summary of the material terms of the Sellers Escrow Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Sellers Escrow Agreement may be examined, and copies thereof may be obtained, as set forth under 'TENDER OFFER -- Certain Information Concerning the Company.'

     Pursuant to the Sellers Escrow Agreement, Sellers deposited the Sellers Shares and Purchaser deposited $21,275,265 in cash (i.e., an amount equal to the Sellers Shares Purchase Price) into escrow with the Escrow Agent in connection with the sale of the Sellers Shares to Purchaser for the Sellers Shares Purchase Price pursuant to the Purchase Agreement.

     Under the Sellers Escrow Agreement, at the Closing Time (as defined in the Purchase Agreement) upon the receipt of a certificate in appropriate form, from Sellers and Purchaser, the Escrow Agent will deliver the Sellers Shares Purchase Price to Sellers and the Sellers Shares to Purchaser. During the term of the escrow, the cash held in escrow will be invested in accordance with the directions of Purchaser, but only in Permitted Investments (as defined in the Sellers Escrow Agreement).

     TENDER ESCROW AGREEMENT

     The following is a summary of the material terms of the Tender Escrow Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Tender Escrow Agreement may be examined, and copies thereof may be obtained, as set forth under 'TENDER OFFER -- Certain Information Concerning the Company.'

     Pursuant to the Tender Escrow Agreement, Purchaser has deposited into escrow $16,724,735 in cash (i.e., the Tender Offer Deposit) with the Escrow Agent in connection with the Offer.

     Under the Tender Escrow Agreement, upon the receipt of a certificate in appropriate form from Sellers and Purchasers, the Escrow Agent shall deliver the Tender Offer Deposit to the Depositary up to the amount of the aggregate Offer Price. In the case of any balance in excess of the amount necessary to purchase all Shares validly tendered and accepted in the Offer, the Escrow Agent shall return such excess funds to Purchaser.

     MEMORANDUM OF UNDERSTANDING

     The following is a summary of the material terms of the MOU. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The MOU may be examined, and copies thereof may be obtained, as set forth under 'TENDER OFFER -- Certain Information Concerning the Company.'

     In the MOU, the Board of Directors of the Company confirmed its understanding with respect to the terms of the transaction (the 'Transaction') involving the acquisition of all the issued and outstanding Shares by Purchaser through the purchase of the Sellers Shares, the Offer and/or the Merger. The MOU evidenced approval by the Board of Directors of the Transaction and authorized the Company's officers to take action necessary to consummate the Transaction and for any and all purposes, for which approval might be required or permitted under applicable law, the Charter or the by-laws of the Company, including the provisions of Article Tenth, Section 2(b) of the Charter relating to certain voting requirements applicable to certain business combinations.

THE MERGER

     Holdings and Purchaser intend, as a further step in their plan to acquire all the Shares, to merge Purchaser with and into the Company on terms that would provide that any Shares remaining outstanding following the consummation of the Offer and the purchase of the Sellers Shares would be converted into the right to receive an amount equivalent to the Offer Price.

     If Purchaser accepts and purchases sufficient Shares pursuant to the Offer so that, when combined with the purchase of the Sellers Shares, Purchaser owns at least 90% of the outstanding Shares, Purchaser will, under the DGCL and the Charter, have sufficient voting power to approve the Merger by action of the Board of Directors without the vote of the stockholders of the Company pursuant to a

'short form' merger. However, beneficial ownership of 90% of the Shares is not a condition to the intention of Purchaser to effect the Merger.

     If required by applicable law, following the acquisition of the Sellers Shares and any Shares acquired pursuant to the Offer, Purchaser shall cause the Company acting through the Board of Directors to call a meeting of its stockholders for the purpose of voting on the Merger. To the extent required under applicable federal securities law or the DGCL, Purchaser shall cause the Company to provide any proxy or information statement disclosure required in connection with the Merger.

BOARD REPRESENTATION

     The Purchase Agreement provides as a condition to the consummation of the purchase of the Sellers Shares, which may be waived by Purchaser in its sole discretion, that, at the Closing Time (as defined in the Purchase Agreement), the Board of Directors of the Company shall consist solely of designees of Purchaser. The appointment or election of Purchaser's designees as directors of the Company is subject to compliance by the Company with Section 14(f) of the Exchange Act and the rules promulgated thereunder of the Commission.

APPRAISAL RIGHTS

     UNDER THE DGCL, HOLDERS OF SHARES NOT PURCHASED BY PURCHASER ARE NOT ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE OFFER. However, if following consummation of the Offer, Purchaser consummates the Merger, holders of Shares not purchased by Purchaser in the Offer will be entitled to seek appraisal rights under the DGCL in connection with the Merger as follows.

     The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and does not purport to be a complete statement of the procedure to be followed by stockholders desiring to exercise appraisal rights under the DGCL. All references in this summary to a 'stockholder' or 'holders' are to the record holder of the Shares as to which appraisal rights are asserted.

     Under the DGCL, holders of Shares ('Appraisal Shares') who follow the procedures set forth in Section 262 of the DGCL ('Section 262'), and who have neither voted in favor of the Merger nor consented thereto in writing, will be entitled to have their Appraisal Shares appraised by the Delaware Chancery Court and to receive payment in cash of the 'fair value' of such Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

     Under Section 262, if the Merger must be submitted to the stockholders of the Company because Purchaser does not own 90% of the outstanding Shares or otherwise, the Company must, not less than 20 days prior to the meeting held for the purpose of obtaining stockholder approval of the Merger, notify each of the Company's stockholders entitled to appraisal rights that such rights are available, and must include in such notice a copy of Section 262. If no stockholder vote is required or if stockholder approval is obtained by written consent in lieu of a meeting, the Company, either before the effective date of the Merger or within ten days thereafter, must notify each of the stockholders entitled to appraisal rights of the effective date of the Merger and that appraisal rights are available, and must include in such notice a copy of
Section 262.

     A holder of Appraisal Shares wishing to exercise such holder's appraisal rights will be required to deliver to Purchaser within 20 days after the date of mailing of the notice described in the preceding paragraph a written demand for appraisal of such holder's Appraisal Shares. A holder of Appraisal Shares wishing to exercise such holder's appraisal rights must be the record holder of such Appraisal Shares on the date the written demand for appraisal (as described below) is made and must continue to hold such Appraisal Shares of record through the effective date of the Merger. Accordingly, a holder of Appraisal Shares who is the record holder of Appraisal Shares on the date the written demand for appraisal is made (if such demand is made prior to the effectiveness of the Merger), but who thereafter transfers such Appraisal Shares prior to the consummation of the Merger, will lose any right to appraisal in respect of such Appraisal Shares.

     Within 120 days after the effective date of the Merger, but not thereafter, Purchaser or any stockholder who has complied with the statutory requirements summarized above and who is otherwise entitled to appraisal rights may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the Appraisal Shares. Purchaser is under no obligation to file a petition with respect to the appraisal of the fair value of the Appraisal Shares and does not intend to do so. Accordingly, it will be the obligation of the stockholders seeking appraisal rights to initiate all necessary action to perfect any appraisal rights within the time prescribed in Section 262.

     Within 120 days after the effective date of the Merger, any stockholder who has complied with the statutory requirements summarized above will be entitled, upon written request, to receive from Purchaser a statement setting forth the aggregate number of Appraisal Shares with respect to which demands for appraisal have been received and the aggregate number of holders of such Appraisal Shares. Such statements must be mailed within ten days after a written request therefor has been received by Purchaser or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights and will appraise the 'fair value' of their Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

     In determining the 'fair value' of the Appraisal Shares, a court could consider factors other than, or in addition to, the market value of the Common Stock, including, among other things, asset values and earning capacity of the Company. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that 'proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court' should be considered in the appraisal proceeding.
Therefore, the value so determined in any appraisal proceeding could be different from the consideration payable in connection with the Merger. Several decisions by the Delaware courts, which may or may not apply to the Merger, have held that a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be 'entirely fair' to such other stockholders. In determining whether a merger is fair to minority shareholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger that, although the remedy ordinarily available in a merger that is found not to be 'fair' to minority stockholders is the right to appraisal described above, such appraisal remedy may not be adequate 'in certain cases, particularly where fraud, misrepresentation, self-dealing, deliberate waste of corporate assets, or gross and palpable overreaching are involved', and that in such cases, the Delaware Chancery Court would be free to fashion any form of appropriate relief.

     The costs of the proceeding may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a stockholder, the Delaware Chancery Court also may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the Appraisal Shares entitled to appraisal.

     Any holder of Appraisal Shares who has duly demanded an appraisal in compliance with Section 262 will not, from and after the effective date of the Merger, be entitled to vote the Appraisal Shares subject to such demand for any purpose or to receive payment of dividends or other distributions on those Appraisal Shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger).

     If any stockholder who properly demands appraisal of his or her Appraisal Shares under Section 262 fails to perfect, or effectively withdraws or loses, his or her right to appraisal as provided in the DGCL, the Appraisal Shares of such stockholder will be converted into the right to receive the consideration receivable with respect to such Appraisal Shares pursuant to the Merger. A stockholder will fail to perfect, or effectively withdraw or lose, his or her right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the Merger, or if the stockholder delivers to Purchaser a written withdrawal of his or her demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the consummation of the Merger will require the written approval of Purchaser.

APPROVAL BY THE BOARD OF DIRECTORS OF THE COMPANY

     The Board of Directors of the Company has approved the Offer and the execution and delivery of the Tender Offer Agreement, the Purchase Agreement and the MOU, as well as related ancillary documents, subject to receipt of the Fairness Opinion from the Company's financial advisor, Duff & Phelps, LLC, or another financial advisor (the 'Financial Advisor'), which sets forth the written opinion and basis therefor of the Financial Advisor that the per Share Offer Price is fair to the Company's stockholders from a financial point of view. The Company has indicated to Purchaser its intention to file the Schedule 14D-9 with the Commission and disseminate copies to its stockholders setting forth the recommendation of the Board of Directors of the Company with respect to the Offer, upon receipt of the Fairness Opinion, but in any event no later than ten business days after the commencement of the Offer.

     The Company will file any necessary amendment to the Schedule 14D-9 which includes the Fairness Opinion and sets forth the basis for the Board of Directors' recommendation to its stockholders regarding the Offer.

CERTAIN CONDITIONS TO THE OFFER

     Notwithstanding any other term of the Offer, Purchaser shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act, any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, unless any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer, Purchaser shall not be required to accept for payment or, subject to the aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, if at any time prior to the expiration of the Offer, any of the following conditions exist or shall occur and remain in effect:

          1. a court of competent jurisdiction or other governmental, quasi-governmental, self-regulatory agency or other regulatory, judicial or arbitral body having jurisdiction over the parties to the transaction shall have issued an order, judgment, decree or ruling on the merits in connection with an action, suit or proceeding (i) which challenges or seeks to restrict the acquisition by Purchaser (or any of its affiliates or subsidiaries) of Shares pursuant to the Offer or the Purchase Agreement, or obtain damages in connection therewith; (ii) which seeks to make the purchase of or payment for some or all of the Shares pursuant to the Offer or the Purchase Agreement illegal; (iii) which seeks to impose material limitations on the ability of Purchaser (or any of its affiliates) effectively to acquire, operate or hold, or to require Purchaser or any of its affiliates to dispose of or hold separate, any material portion of their assets or business or the Company's assets or business; or (iv) which seeks to impose material limitations on the ability of Purchaser (or any of its affiliates) to exercise full rights of ownership of the Shares purchased by it, including, without limitation, the right to vote the shares purchased by it on all matters properly presented to the stockholders of the Company; or

          2. there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer any Law or there shall have been issued any injunction resulting in any of the consequences referred to in subsection
     (a) above; or

          3. the Purchase Agreement shall have been terminated in accordance with its terms; or

          4. (i) the representations and warranties made by the Company or Sellers in the Purchase Agreement shall not be true and correct as of the date of consummation of the Offer as though made on and as of that date (other than representations and warranties made as of a specified date) except for any breach or breaches which, in the aggregate, would not have a material adverse effect on the Company or its business or (ii) the Company or Sellers shall have breached or failed to comply in any material respect with any of their respective obligations under the Purchase Agreement (and, with respect to any such failure that can be remedied, the failure is not remedied within five business days after Purchaser has furnished the Company or Sellers, as the case may be, with written notice of such failure); or

          5. any person (other than Purchaser or one or more of its affiliates or subsidiaries) shall have entered into any agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company; or

          6. the Board of Directors shall have modified or amended its recommendation of the Offer in any manner adverse to Purchaser or shall have withdrawn its recommendation of the Offer or shall have recommended acceptance of any alternative proposal or shall have resolved to do so; or

          7. there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States for a period in excess of ten consecutive trading hours, (ii) any declaration of any banking moratorium by any United States federal or state authorities or any suspension of payments in respect of banks, or (iii) a commencement of war, armed hostilities or any other international or national calamity directly or indirectly involving the United States which is reasonably expected to have a material adverse effect on the Company or its business or to materially adversely affect Purchaser's ability to complete the Offer; or

          8. immediately prior to and at the time Shares are accepted for payment, the entire Board of Directors of the Company shall not be composed of designees of Purchaser, provided Purchaser shall have used its best efforts to make such designations prior to the expiration of the Offer.

CERTAIN LEGAL AND REGULATORY MATTERS

     Except as described herein, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, as well as certain representations made to Purchaser in the Tender Offer Agreement by the Company, Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental entity that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser and Holdings currently contemplate that such approval or other action will be sought, except as described below under
' -- State Takeover Laws.' While, except as otherwise expressly described herein, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer, pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business, or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to certain of the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See 'TENDER OFFER -- Certain Conditions to the Offer.'

     State Takeover Laws. A number of states throughout the United States, have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the

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
affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions.

     The Company is incorporated under the laws of Delaware. Section 203 of the DGCL ('Section 203') prevents an 'Interested Stockholder' (defined generally as a person with 15% or more of the corporation's outstanding voting stock) from engaging in a 'Business Combination' (defined to include a variety of transactions, including mergers) with a Delaware corporation for three years following the date such person becomes an Interested Stockholder, unless (i) before such person became an Interested Stockholder, the board of directors of the corporation approved the transaction in which the Interested Stockholder became an Interested Stockholder or approved the Business Combination, or (ii) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by certain employee stock ownership plans), or (iii) following the transaction in which such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder. The Company's by-laws provide that the Company shall not be governed by Section 203 of the DGCL. If Section 203 were to apply for any reason, its prohibitions on Business Combinations would be inapplicable to the Offer, the purchase of the Sellers Shares and the Merger because the Board of Directors has approved the Tender Offer Agreement and the transactions contemplated thereby, including the Offer, subject to receipt of the Fairness Opinion, for purposes of Section 203 of the DGCL and has delivered the MOU to Purchaser. The restrictions of Section 203 are, accordingly, not applicable to Holdings, Purchaser or affiliates or associates of Purchaser as a result of the consummation of the transactions contemplated by this Offer to Purchase.

     The Michigan Control Share Statute provisions of the MBCA purport to apply to the corporations that have (A) 100 or more shareholders of record, (B) its principal place of business, principal office or substantial assets within Michigan, and (C)(i) more than 10% of its shareholders of record resident in Michigan, (ii) more than 10% of its shares owned of record by Michigan residents, or (iii) 10,000 shareholders of record in Michigan. On this basis, the Michigan Control Share Statute applies to the acquisition of the Shares, absent an exemption. The Michigan Control Share Statute generally requires that for a company to enter into a business combination with an interested stockholder it must obtain: (i) an advisory statement from the Board of Directors; (ii) approval of at least 90% of the votes of each class of voting stock outstanding; and (iii) two-thirds of the non-interested voting stock to approve the merger. The Company amended its by-laws to elect not to be governed by the Michigan Control Share Statute as permitted by Section 794 of the MBCA and no longer needs to comply with the Michigan Control Share Statute.

     Neither Purchaser nor Holdings has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer, the purchase of the Sellers Shares or the Merger, and nothing in this Offer to Purchase or any action taken in connection with the Offer, the purchase of the Sellers Shares or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer, the purchase of the Sellers Shares or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the purchase of the Sellers Shares or the merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in consummating the Offer, the purchase of the Sellers Shares or the Merger. In such case, Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

     Antitrust. The provisions of the HSR Act are applicable to the acquisition of Shares pursuant to the Purchase Agreement and the Offer. Under the provisions of the HSR Act applicable to the Offer, there is a 15-calendar day waiting period following the filing by Lowenthal, as the ultimate parent of the Purchaser, of a Notification and Report Form before the Offer may be consummated. A 30-calendar day waiting period applies to the purchase of the Sellers Shares. Such waiting periods may be extended if Lowenthal receives a request for additional information or documentary material from the Antitrust

Division of the Department of Justice (the 'Antitrust Division') or the Federal Trade Commission (the 'FTC'). The waiting period may also be terminated early. If, within the initial waiting period, either the Antitrust Division or the FTC requests additional information or material from Lowenthal concerning the Offer or the Purchase of Sellers Shares, the waiting period will be extended. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with consent of Lowenthal. In practice, complying with a request for additional information or material can take a significant amount of time.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's acquisition of Shares pursuant to the Offer, the Purchase Agreement and the Merger. At any time before or after Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or the Purchase Agreement or otherwise or seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Holdings or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws in certain circumstances. Based upon an examination of publicly available information relating to the business in which Holdings and the Company are engaged, Holdings and Purchaser believe that the acquisition of Shares by Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such challenge is made, of the result. See 'TENDER OFFER -- Certain Conditions to the Offer' for certain conditions of the Offer, including conditions with respect to litigation and certain governmental actions.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act ('Rule 13e-3'), which is applicable to certain 'going private' transactions. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction.

     Holdings believes that Rule 13e-3 will not be applicable to the Merger or any other transaction covered by Rule 13e-3 because of the exemption afforded by Rule 13e-3(g)(1), among other things. However, under certain circumstances, Rule 13e-3 could be applicable to the Merger or other transaction in which Holdings seeks to acquire the remaining Shares it does not beneficially own following the purchase of Shares pursuant to the Offer. Holdings intends to comply with Rule 13e-3 with respect to any transaction that is subject to Rule 13e-3.

FEES AND EXPENSES

     Purchaser has retained Fahnestock to act as the Dealer Manager, Beacon Hill Partners, Inc. to act as Information Agent and The Bank of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer material to beneficial owners. The Dealer Manager is an affiliate of Holdings and Purchaser and will not be compensated for its services. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services. Each of the Dealer Manager, Information Agent and Depositary will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Except as described herein, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for reasonable expenses incurred by them in forwarding material to their customers.

MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the securities, 'blue sky' or other laws of such jurisdiction. None of Purchaser, Fahnestock and Holdings is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser or Holdings becomes aware of any state law prohibiting the making of the Offer or the acceptance of Shares pursuant thereto in such state, Purchaser will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdictions. In any jurisdiction the securities laws or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER, FAHNESTOCK OR HOLDINGS NOT CONTAINED IN THE OFFER, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PURCHASER, FAHNESTOCK OR HOLDINGS.

     Purchaser,  Fahnestock  and Holdings  have  filed with  the  Commission the
Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company will file with the Commission the Schedule 14D-9 (including exhibits) pursuant to Rule 14d-9 under the Exchange Act. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained in the manner set forth under 'TENDER OFFER -- Certain Information Concerning the Company' (except that they will not be available at the regional offices of the Commission).

                                          FMCC ACQUISITION CORP.
June 18, 1997

                                                                      SCHEDULE I

                  DIRECTORS AND EXECUTIVE OFFICERS OF HOLDINGS

     The  following  table  sets  forth  the  name,  business  address,  present principal occupation or employment and five-year employment history of the directors and executive officers of Holdings. Unless otherwise indicated, the position listed is with Holdings. Each individual listed below is a citizen of Canada, other than Messrs. Lowenthal and Crystal who are citizens of the United States of America. None of the individuals named in Schedules I, II or III have, during the last five years, either (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                                                          POSITION WITH HOLDINGS; PRESENT PRINCIPAL
                                                             OCCUPATION OR EMPLOYMENT; MATERIAL
        NAME AND BUSINESS ADDRESS                         POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------
Albert G. Lowenthal ......................  Chairman of the  Board, Chief  Executive Officer  and Director  since
  110 Wall Street                             1985;  Chairman  of  the  Board  and  Chief  Executive  Officer  of
  9th Floor                                   Fahnestock since 1985.
  New York, New York 10005

Elaine K. Roberts ........................  President, Treasurer and Director since 1977; Treasurer and  Director
  20 Eglinton Avenue West                     of Fahnestock since 1983.
  Suite 1110
  P.O. Box 2015
  Toronto, Ontario
  Canada M4R 1K8

A. Winn Oughtred .........................  Secretary  since June 1992 and prior  to June 1991 and Director since
  Borden & Elliot                             January 1979; Director of Fahnestock since 1983; Partner, Borden  &
  Scotia Plaza                                Elliot  (Barristers and Solicitors) since 1977; Canadian counsel to
  40 King Street West                         Holdings since 1979.
  Canada M5H 3Y4

John L. Bitove ...........................  Director since February  1980; Chairman and  President of The  Bitove
  The Bitove Corporation                      Corporation (a holding company for subsidiaries engaged in food and
  145 Wellington St. West                     beverage services) since 1987.
  Suite 600                                    --   Member  of  the  Audit  and  Compensation  and  Stock  Option
  Toronto, Ontario                            Committees.
  Canada M5J 1H8

Burton Winberg ...........................  Director since 1979; President of  Rockport Holdings Limited (a  real
  Rockport Holdings Limited                   estate development company) since 1959.
  170 The Donway West                          --   Member  of  the  Audit  and  Compensation  and  Stock  Option
  Suite 307                                   Committees.
  Don Mills, Ontario
  Canada M3C 2G3

Richard Crystal ..........................  Director since  1992;  Partner, Whitman  Breed  Abbott &  Morgan  LLP
  Whitman Breed Abbott &                      (Attorneys-at-Law)  and  its  predecessor  firm  since  1986;  U.S.
    Morgan LLP                                Counsel to the Company since 1985.
  200 Park Avenue
  New York, New York 10166

Kenneth W. McArthur ......................  Director of the Company since  1996; President and C.E.O. of  Shurway
  93 Riverwood Parkway                        Capital  Corporation  (a  private  corporation),  since  July 1993;
  Toronto, Ontario                            Senior Vice-President Bank of  Montreal Investment Counsel  between
  Canada M84 4E4                              January  1992 and July 1993;  Senior Vice-President Nesbitt Thomson
                                              Inc. between July 1989 and January 1993.
                                               -- Member of the Audit Committee.

                                                                     SCHEDULE II

                 DIRECTORS AND EXECUTIVE OFFICERS OF FAHNESTOCK

     The following table sets forth the name and position with Fahnestock of the directors and executive officers of Fahnestock. Unless otherwise indicated, the business address, principal occupation or employment, five-year employment history and citizenship of each individual listed below is as set forth in
Schedule I. Each individual named below not mentioned in Schedule I is a citizen of the United States of America.

                                                           POSITION WITH FAHNESTOCK; PRESENT
                                                          PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                                            MATERIAL POSITIONS HELD DURING
NAME AND BUSINESS ADDRESS                                         THE PAST FIVE YEARS
------------------------------------  ---------------------------------------------------------------------------
Albert G. Lowenthal.................  Chairman of the Board, Chief Executive Officer and Director
Robert Neuhoff .....................  Executive Vice President and Director since 1988; Assistant Secretary since
  110 Wall Street                     1990; Vice President at Laidlaw, Adams & Peck from 1964 to 1987.
  9th Floor
  New York, New York 10005
Elaine K. Roberts...................  Treasurer and Director
A. Winn Oughtred....................  Director
Robert Maimone .....................  Senior Vice President - Operations since April 1994; Operations Manager
  110 Wall Street                     from June 1990 to April 1989; Margin Manager from February 1988 to June
  9th Floor                           1990.
  New York, New York 10005
Paul Chropuvka .....................  Senior Vice President - Compliance since April 1994; Director of Compliance
  110 Wall Street                     from August 1990 to present; Compliance Department Manager from October
  9th Floor                           1988 to August 1990; Internal Auditor from March 1988 to October 1988;
  New York, New York 10005            Assistant Margin Manager from February 1988 to March 1988.
Richard Wohlman ....................  Senior Vice President - Finance and Controller since April 1994; Controller
  110 Wall Street                     from January 1989 to present; Assistant Controller from February 1988 to
  9th Floor                           January 1989.
  New York, New York 10005
Eric Shames ........................  Secretary and Chief Legal Counsel since February 1995; Chief Legal Counsel
  110 Wall Street                     from January 1995 to present; Attorney, Milberg Weiss Bershad Hynes &
  9th Floor                           Lerach (NY, NY) from May 1993 to December 1994; student, Benjamin N.
  New York, New York 10005            Cardozo School of Law from June 1990 to December 1992.

                                                                    SCHEDULE III

                 DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

     The following table sets forth the name and position with Purchaser of the sole director and executive officers of Purchaser. The business address, principal occupation or employment, five-year employment history and citizenship of each individual listed below is as set forth in Schedule I.

NAME                                                POSITION WITH PURCHASER
----                                                -----------------------
Albert G. Lowenthal ................  Chairman of the Board, Chief Executive Officer and Director
Elaine K. Roberts ..................  President and Treasurer
A. Winn Oughtred ...................  Secretary

                                     III-1

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

             By Mail:                    By Facsimile Transmission:                   By Hand:
                                                                                         or
         Tender & Exchange                     (212) 815-6213                    Overnight Courier:
          P.O. Box 11248              (For Eligible Institutions Only)      Tender & Exchange Department
       Church Street Station                                                     101 Barclay Street
      New York, NY 10286-1248                                                Receive and Deliver Window
                                                                              New York, New York 10286

                          For Confirmation Telephone:
                                 (800) 507-9357

     Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           BEACON HILL PARTNERS, INC.
                                90 Broad Street
                                   20th Floor
                            New York, New York 10004
                         Banks and Brokers please call:
                                 (212) 843-8500
                           Toll Free: (800) 854-9486


                     The Dealer Manager for the Offer is:

                                     [Logo]
                             Fahnestock & Co. Inc.
                           110 Wall Street, 9th Floor
                            New York, New York 10015
                         Call: (212) 668-8000 (collect)